UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 22,2026

CS Disco, Inc.

(Exact name of Registrant, as specified in its charter)

Delaware	001-40624	46-4254444
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

111 Congress Avenue
Suite 900
Austin, Texas 78701
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (833) 653-4726

Former name or address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.005	LAW	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointment

On July 22, 2026, the board of directors (the “Board”) of CS Disco, Inc. (the “Company”) increased the size of the Board from eight to nine directors and, following the recommendation of the Company’s Nominating and Corporate Governance Committee of the Board, appointed Andre Mintz to serve as a member of the Board, effective immediately. Mr. Mintz was appointed as a Class II director for a term expiring at the Company’s 2029 annual meeting of stockholders (the “2029 Annual Meeting”). The Board has determined that Mr. Mintz is “independent” pursuant to the rules of the New York Stock Exchange (“NYSE”) and other governing laws and applicable regulations.

Mr. Mintz, age 61, has served as Vice President, Global Security & Privacy Programs, DMA Head of Compliance and Global Chief Information Security Officer Meta Financial Technologies of Meta Platforms, Inc. (Facebook) from January 2022 until his retirement in May of 2026, where he led the company’s global privacy and security initiatives. From April 2020 until January 2022, Mr. Mintz served as Chief Information Security Officer of Newport Group, a financial services firm and leading provider of retirement plans. Prior to that he served as Executive Vice President, Chief Information Security Officer and Chief Privacy Officer of Red Ventures, a portfolio of digital companies, from October 2018 to February 2020, and as their Senior Vice President, Chief Information Security Officer from June 2017 until October 2018. Mr. Mintz's experience includes serving as Vice President and Chief Security Officer at Reuters, Director of Trustworthy Computing & Chief Security Strategist at Microsoft, and he was Kinko’s first Chief Information Security Officer. Mr. Mintz co-founded Meta Security Group in 1998 (acquired by Scalable Software in 2005) and he was appointed to serve on Microsoft’s World-Wide Chief Security Officer’s Council in 2003. Mr. Mintz has served on the board of directors of Q2 Holdings, Inc. since March 2025. He also served on the board of directors of the Cloud Security Alliance, a non-profit organization that promotes best practices for providing security assurance within cloud computing. Mr. Mintz previously served on the board of directors of Absolute Software Corporation from August 2021 until July 2023. Mr. Mintz is a U.S. Air Force veteran, a Certified Information Systems Security Professional, a Certified Third Party Risk Professional, a graduate of the FBI Chief Information Security Officer’s Academy and holds a Graduate Certificate in Cybersecurity from Harvard University.

There is no arrangement or understanding between Mr. Mintz and any other person pursuant to which he was selected as a director, and there is no family relationship between Mr. Mintz and any of the Company’s other directors or executive officers. There are no transactions between Mr. Mintz and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

As a non-employee director of the Company, Mr. Mintz is eligible to participate in the Company’s Non-Employee Director Compensation Policy, as such policy may be amended from time to time (the “Policy”). Under the terms of the Policy, Mr. Mintz will receive (i) an initial equity award of restricted stock units (“RSUs”) to acquire shares of the Company’s common stock under the Company’s 2021 Equity Incentive Plan (the “Plan”), valued at $300,000, which will vest in 12 equal quarterly installments measured from the date of such grant, and (ii) commencing with the 2027 annual meeting of stockholders, on the date of each annual stockholder meeting, an annual equity award of RSUs under the Plan, valued at $150,000, which will vest in four equal quarterly installments from the date of such grant, in each case based on the closing price of the Company’s common stock on NYSE as of the respective grant date, and subject to Mr. Mintz’s continuous service with the Company through such vesting dates. In addition, Mr. Mintz will be paid an annual cash retainer of $35,000 for his service on the Board, plus additional amounts for service on any additional committee(s) to which he may be appointed from time to time, paid in equal quarterly installments in arrears on the last day of each of the Company’s fiscal quarters in which the service occurred, pro-rated based on the number of actual days served by him during such quarter.

In connection with Mr. Mintz’s election to the Board, the Company and Mr. Mintz entered into the Company’s standard form of indemnification agreement (the “Indemnification Agreement”), a copy of which was filed as Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (File No. 333-257435), filed with the Securities and Exchange Commission on July 12, 2021. The Indemnification Agreement requires the Company to indemnify Mr. Mintz, to the fullest extent permitted by Delaware law, for certain liabilities to which he may become subject as a result of his affiliation with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CS Disco, Inc.

Date: July 23, 2026	By:	/s/ Aaron Barfoot
	Name:	Aaron Barfoot
	Title:	Executive Vice President, Chief Financial Officer